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                                                                   EXHIBIT 99(a)


For Immediate Release: Friday, June 7, 1996           CONTACTS:  Todd Carstensen
                                                                  General Motors
                                                                  (212) 418-6385

                                                                       Tony Good
                                                                             EDS
                                                                  (214) 605-6777


                     EDS SPLIT-OFF FROM GM COMPLETED TODAY

          NEW YORK - General Motors Corporation and EDS (Electronic Data Systems) announced that the split-off of EDS from General Motors was completed today after receiving the requisite vote from GM stockholders. Stockholders also voted to approve the "Amended Incentive Plan" for EDS.

          EDS common stock will begin trading on the New York Stock Exchange on Monday, June 10, 1996, under the symbol "EDS." The stock will also trade on the London Stock Exchange beginning on June 11, 1996. GM Class E common stock will cease trading on the New York Stock Exchange at the close of business today. Each share of GM Class E common stock will be exchanged for one share of EDS common stock.

          In August 1995, GM announced it was pursuing a split-off of EDS to holders of GM's Class E common stock in a tax-free transaction. In December, GM announced that it had received a ruling from the U.S. Internal Revenue Service stating that the contemplated split-off would be tax free to GM and its common stockholders for U.S. federal income tax purposes. In April 1996, GM announced that its Board of Directors had approved a proposal for the EDS split-off subject to obtaining consent of GM stockholders.